Exhibit 10.16

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2017 (the “Effective Date”) by and among:

(1)                       ONESMART EDUCATION GROUP LIMITED, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”);

(2)                       the company listed on the table of Part A of Schedule I (the “Ordinary Shareholder”); and

(3)                       each of the companies listed on the table of Part B of  Schedule I (each a “Series A Investor” and collectively, the “Series A Investors”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)                     The Company holds 100% of the issued and outstanding shares of ONESMART EDU. INC., a company incorporated and existing under the Laws of the British Virgin Islands with registered number 1916296 (the “BVI Company”). The BVI Company holds 100% of the share capital of ONESMART EDU (HK) LIMITED, a company incorporated and existing under the Laws of Hong Kong with registration number 2401253 (the “HK Company”). The HK Company owns 100% of the share capital of Shanghai Jingxuerui Information Technology Co, Ltd. (上海精学锐信息科技有限公司) (the “WFOE”). The WFOE Controls Shanghai OneSmart Education and Training Co., Ltd. (上海精锐教育培训有限公司) (the “PRC Company”) through a series of controlling documents, and the PRC Company owns 100% of the share capital of Shanghai Jing Yu Investment Co., Ltd. (上海精育投资有限公司).

(B)                     The Company desires to issue and sell to the Ordinary Shareholder and the Ordinary Shareholder desires to purchase from the Company that certain number of Class B Ordinary Shares, with the rights and privileges as set forth in the Third Amended and Restated Memorandum of Association and Articles of Association of the Company (the “Amended M&AA”) in the form attached to this Agreement as Exhibit A and the shareholders agreement entered into by the Company and other parties thereto on April 21, 2017 (the “Shareholders Agreement”) on the terms and subject to the conditions of this Agreement.

(C)                     The Company desires to issue and sell to each Series A Investor and such Series A Investor desires, severally but not jointly, to purchase from the Company that certain number of Series A Preferred Shares, with the rights and privileges as set forth in the Amended M&AA and the Shareholders Agreement on the terms and subject to the conditions of this Agreement.

(D)                     As of the Effective Date, the Company has reserved a total number of 288,599,939 shares of Class A Ordinary Shares for the issuance to the current or previous officers, directors, employees or consultants of the Group Companies pursuant to the Amended and Restated 2015 Share Incentive Plan as approved by the Board of Directors of the Company on June 1, 2017 (the “ESOP”). The Company desires to reserve an additional 48,042,500 shares of Class A Ordinary Shares (“Additional ESOP Shares”) for purposes of the ESOP and as an amendment to the ESOP.

And therefore, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  DEFINITIONS

1.1                            Certain Defined Terms.  For purposes of this Agreement, capitalized terms used in this Agreement (including the recitals) shall have the following meanings:

“Accounting Standards” means generally accepted accounting principles in the United States.

“Affiliate” means, with respect to a Person, (i) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted), brother, sister, parent, or any trust formed and maintained solely for the benefit of such Person or such Person’s spouse, lineal descendants, brother, sister and/or parent, or trust, or any entity or company Controlled by any of the aforesaid Person, (ii) in the case of any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the PRC or Hong Kong, as the case may be, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Class A Ordinary Shares” means the Class A ordinary shares of the Company with a par value of US$0.000001 per share, with the rights and privileges as set forth in the Amended M&AA and the Shareholders Agreement.

“Class B Ordinary Shares” means the Class B ordinary shares of the Company with a par value of US$0.000001 per share, with the rights and privileges as set forth in the Amended M&AA and the Shareholders Agreement.

“Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies (with respect to operational or financial control or otherwise) of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Governmental Authority” means any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, or any self-regulatory organization, stock exchange, securities commission or other securities regulators.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company, the BVI Company, the HK Company, the WFOE, the PRC Company and Shanghai Jing Yu Investment Co., Ltd. (上海精育投资有限公司), together with all other direct or indirect, current and future subsidiaries and branches of any of the foregoing, and “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule (including listing rules and regulations), or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended or re-enacted, and any and all applicable Governmental Orders.

“Person” shall be construed as broadly as possible and shall include any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity, including Governmental Authorities.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“RMB” means Renminbi, the lawful currency of the PRC.

“Series A Preferred Share(s)” means the series A redeemable and convertible preferred shares of the Company with a par value of US$0.000001 per share, with the rights and privileges as set forth in the Amended M&AA and the Shareholders Agreement.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose profit and loss and net earnings are consolidated with the profit and loss and net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the Accounting Standards; and (iii) any entity with respect to which the subject entity has the power to otherwise direct the business, management and policies (with respect to operational or financial control or otherwise) of that entity directly or indirectly through another Subsidiary, any contractual arrangement or otherwise (for the avoidance of doubt, the PRC Company, all the direct and indirect Subsidiaries of the PRC Company, 上海精睿商务咨询有限公司、上海精锐信息科技有限公司，上海精学锐信息科技有限公司and 上海精育投资有限公司, and their Subsidiaries, shall be regarded as Subsidiaries of the Company).

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, capital gain, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the non-payment thereof, and any loss or tax liability incurred in connection with the determination, settlement or litigation of any liability arising therefrom.

“Transaction Documents” means this Agreement, the ETAs, the Termination Agreement, the Supplemental Agreement, the Controlling Documents, the Amended M&AA and the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“US$” or “$” means the lawful currency of the United States of America.

1.2                               Definitions. The following terms have the meanings in the Sections set forth below:

Term	Location
Additional ESOP Shares	Recitals.
Agreement	Preamble.
Amended M&AA	Recitals.
Divine	Section 6.5.
Arbitration Rules	Section 8.11.
BVI Company	Recitals.
Closing	Section 2.4.
Closing Date	Section 2.4.
Company	Preamble.
Confidential Information	Section 8.8.
Controlling Documents	Section 6.5.
Effective Date	Preamble.
Equity Transfer	Section 6.5.
ESOP	Recitals.
ETA I	Section 6.5.
ETA II	Section 6.5.
ETAs	Section 6.5.
HKIAC	Section 8.11.
HK Company	Recitals.
Ordinary Shareholder	Preamble.
Ordinary Subscription Shares	Section 2.2.
Ordinary Subscription Price	Section 2.2.
Party/Parties	Preamble.
PRC Company	Recitals.
Series A Investor(s)	Preamble.
Series A Subscription Shares	Section 2.3.
Series A Subscription Price	Section 2.3.
Shanghai Rui Si	Section 6.5.
Shareholders Agreement	Recitals.
Supplemental Agreement	Section 5.6.
Termination Agreement	Section 6.5.
WFOE	Recitals.
Xizhi	Section 6.5.

1.3                    Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                 when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, unless otherwise specified herein, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)                 the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                  all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)                  pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(h)                 references in this Agreement to a “Party” or any other Person are also to its successors and permitted assigns and transferees;

(i)                     any reference in this Agreement to any Contract or document is a reference to that Contract or document as amended, supplemented or novated from time to time;

(j)                    references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made;

(k)                 the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning; and

(l)                     references to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

2.                  SALE AND PURCHASE OF SHARES.

2.1                               Authorization.  As of the Closing, the Company shall have authorized, pursuant to the terms and conditions of this Agreement, (i) the issuance of a total number of 547,684,500 Class B Ordinary Shares, (ii) the issuance of a total number of 365,123,000 Series A Preferred Shares, and (iii) the reservation of the Additional ESOP Shares for purposes of the ESOP.

2.2                               Sale and Issuance of Class B Ordinary Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue and sell to the Ordinary Shareholder, and the Ordinary Shareholder agrees to subscribe for and purchase from the Company, that number of Class B Ordinary Shares set out opposite the Ordinary Shareholder’s name in the second column of the table of Part A of  Schedule I (the “Ordinary Subscription Shares”), at an aggregate purchase price set out opposite the Ordinary Shareholder’s name in the third column of the table of Part A of  Schedule I (the “Ordinary Subscription Price”).

2.3                               Sale and Issuance of Series A Preferred Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue and sell to each Series A Investor, and each Series A Investor agrees, severally but not jointly, to subscribe for and purchase from the Company, that number of Series A Preferred Shares set out opposite such Series A Investor’s name in the second column of the table of Part B of Schedule I (with respect to such Series A Investor, its “Series A Subscription Shares”), at an aggregate purchase price in respect of each Series A Investor set out opposite such Series A Investor’s name in the third column of the table of Part B of Schedule I (with respect to such Series A Investor, its “Series A Subscription Price”).

2.4                               Closing.

(a)                      The consummation of the sale and issuance of the Ordinary Subscription Shares pursuant to Section 2.2 and the consummation of the sale and issuance of the Series A Subscription Shares pursuant to Section 2.3 (together with the consummation of the sale and issuance of the Ordinary Subscription Shares, the “Closing”, and the date of the Closing, the “Closing Date”) shall simultaneously take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than three (3) Business Days after all closing conditions specified in Section 5 and Section 6 have been waived or satisfied (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company, the Ordinary Shareholder and the Series A Investors shall mutually agree in writing.

(b)                      The capitalization table of the Company immediately before the Closing is shown on the table of Schedule II attached hereto. The capitalization table of the Company immediately after the Closing is shown on the table of Schedule III attached hereto.

2.5                               Deliverables.

At the Closing, the Company shall deliver or cause to be delivered the following items to the Ordinary Shareholder and each Series A Investor:

(i)                                       a copy of the updated register of members of the Company as of the Closing Date, reflecting the issuance to the Ordinary Shareholder or Series A Investor of the relevant number of Ordinary Subscription Shares or Series A Subscription Shares pursuant to Sections 2.2 or 2.3;

(ii)                                    a copy of one or more share certificates issued in the name of the Ordinary Shareholder or Series A Investor, representing the relevant number of the Ordinary Subscription Shares or Series A Subscription Shares subscribed for pursuant to Sections 2.2 or 2.3 (and within ten (10) Business Days following the Closing, the Company shall deliver to the Ordinary Shareholder or Series A Investor the original copy of such share certificates);

(iii)                                 a scanned copy of each Transaction Document duly executed by each of the parties thereto; and

(iv)                                scanned copies of the board resolutions and the shareholders’ resolutions of the Company duly passed, approving (1) the adoption of the Amended M&AA, (2) the execution, delivery and performance of the Transaction Documents, and (3) the issuance of the relevant Ordinary Subscription Shares to the Ordinary Shareholder and the issuance of the relevant Series A Subscription Shares to such Series A-1 Investor.

2.6                               Payment of Subscription Price.

(a)                      At the Closing, the Ordinary Shareholder shall or shall cause its designated person to pay the Ordinary Subscription Price for the Ordinary Subscription Shares by wire transfer of immediately available funds to an account designated in writing by the Company.

(b)                      At the Closing, each Series A Investor shall or shall cause its designated person to pay its Series A Subscription Price by wire transfer of immediately available funds to an account designated in writing by the Company.

3.                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Ordinary Shareholder and each Series A Investor that:

3.1                               Organization, Good Standing and Qualification.  The Company is duly incorporated and organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction of incorporation) and in compliance with all registration and approval requirements, in all material respects, under, and by virtue of, the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.

3.2                               Due Authorization.  The Company has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder. All actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations hereunder, have been taken or will be taken prior to the Closing. This Agreement has been or will be on or prior to the Closing, duly executed and delivered by the Company and when executed and delivered by all parties thereto, constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3                               No Conflicts.  The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any charter documents of the Company, (ii) result in a breach of, or constitute a default under, or termination of, any contract to which the Company is a party or by which the Company or its property or assets is bound or result in the acceleration of any obligation of the Company (whether to make payment or otherwise) to any person, or (iii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable laws.

3.4                               Valid Issuance of Shares.  The Ordinary Subscription Shares and the Preferred Subscription Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any liens (except for any lien under applicable laws and the Amended M&AA). The issuance of any Ordinary Subscription Shares and Preferred Subscription Shares is not subject to any pre-emptive rights or rights of first refusal, or if any such pre-emptive rights or rights of first refusal exist, waiver of such rights has been obtained or will be obtained prior to the Closing from the holders thereof.

3.5                               Consents and Approvals.  All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Authority or any other person (including the board of directors (or other governing body) and shareholders (if required by applicable laws) of the Company required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby have been obtained or made or will be obtained or made prior to the Closing, other than those that would not reasonably be expected to have an adverse effect on the ability of the Company to perform its obligations under this Agreement in any material respect.

4.                  REPRESENTATIONS AND WARRANTIES OF THE ORDINARY SHAREHOLDERS AND THE SERIES A INVESTORS

The Ordinary Shareholder and each Series A Investor hereby severally but not jointly represents and warrants to the Company that:

4.1                               Organization, Good Standing and Qualification.  Such Party is duly incorporated and organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction of incorporation) and in compliance with all registration and approval requirements, in all material respects, under, and by virtue of, the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.

4.2                               Due Authorization.  Such Party has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder. All actions on the part of such Party necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations hereunder, have been taken or will be taken prior to the Closing. This Agreement has been or will be on or prior to the Closing, duly executed and delivered by such Party and when executed and delivered by all parties thereto, constitutes valid and legally binding obligations of such Party, enforceable against such Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3                               No Conflicts.  The execution, delivery and performance of this Agreement by such Party do not, and the consummation by such Party of the transactions contemplated hereby and  will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any charter document of such Party, (ii) result in a breach of, or constitute a default under, or termination of, any contract to which such Party is a party or by which such Party (whether to make payment or otherwise) to any person, or (iii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable laws.

5.                  CONDITIONS TO ORDINARY SHAREHOLDER AND SERIES A INVESTORS’ OBLIGATIONS AT THE CLOSING

The obligations of the Ordinary Shareholder and each Series A Investor to subscribe for the Ordinary Subscription Shares and the Series A Subscription Shares (as the case may be) at the Closing under Section 2.2 and Section 2.3 are subject to the fulfilment or waiver by such Ordinary Shareholder or Series A Investor of each of the following conditions at or prior to the Closing:

5.1                               Representations and Warranties. The representations and warranties made by the Company under Section 3, in all material respects, shall be true, correct, complete and not misleading when made, and shall be true, correct, complete and not misleading as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

5.2                               Performance of Obligations. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it at or before the Closing in all material respects.

5.3                               No Legal Prohibition.  No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or granted any Governmental Order that is in effect and has the effect of making the transactions contemplated by the Transaction Documents illegal in any jurisdiction in which the Group Companies have material business or operations or in which a Group Company is incorporated or which has the effect of prohibiting or otherwise preventing the consummation of any of such transactions in any jurisdiction in which the Group Companies have material business or operations.

5.4                               No Proceedings. No Governmental Authority or any other Person shall have instituted or threatened any legal, arbitral or administrative proceedings or inquiry to restrain, prohibit or otherwise challenge any transaction contemplated by the Transaction Documents.

5.5                               Required Consents, Waivers.  All consents, approvals and waivers of, notices to and filings or registrations with any Governmental Authority or any other Person required pursuant to any applicable Laws or regulation of any Governmental Authority, or pursuant to any Contract binding on any Group Company, to consummate the transactions contemplated under this Agreement and the other Transaction Documents (to the extent that such transactions are to be completed on or prior to the Closing Date) shall have been received.

5.6                               Execution of Transaction Documents. A supplemental agreement to the restructuring agreement (重组协议契据) entered into on April 21, 2017 in the form attached to this Agreement as Exhibit B (重组协议补充协议契据，the “Supplemental Agreement”) among the Parties and the relevant parties thereto shall have been duly executed by the Company.

5.7                               Amended M&AA.   The Amended M&AA shall have been duly adopted by the special resolution of the Company’s shareholders, and shall have been submitted for filing with the Registrar of Companies of the Cayman Islands.

5.8                               Completion of Equity Transfer.   The Ordinary Shareholder and each Series A Investor shall have caused the duly completion of the registration with relevant Governmental Authorities of the Equity Transfer in a manner satisfactory to the Company.

6.                  CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company to issue the Ordinary Subscription Shares and the Series A Subscription Shares at the Closing at the Closing under Section 2.2 and Section 2.3 are subject to the fulfilment or waiver by the Company of the following conditions at or prior to the Closing:

6.1                               Representations and Warranties.  The representations and warranties made by the Ordinary Shareholder and each Series A Investor under Section 4, in all material respects, shall be true, correct, complete and not misleading when made, and shall be true, correct, complete and not misleading as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

6.2                               Performance of Obligations.  The Ordinary Shareholder and each Series A Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it at or before the Closing in all material respects.

6.3                               No Legal Prohibition.  No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or granted any Governmental Order that is in effect and has the effect of making the transactions contemplated by the Transaction Documents illegal in any jurisdiction in which the Group Companies have material business or operations or in which a Group Company is incorporated or which has the effect of prohibiting or otherwise preventing the consummation of any of such transactions in any jurisdiction in which the Group Companies have material business or operations.

6.4                               No Proceedings. No Governmental Authority or any other Person shall have instituted or threatened any legal, arbitral or administrative proceedings or inquiry to restrain, prohibit or otherwise challenge any transaction contemplated by the Transaction Documents.

6.5                               Execution of Transaction Documents. The following Transaction Documents shall have been duly executed by the parties thereto (except for the Company):

(i)                                       an equity transfer agreement (股权转让协议) in the form attached to this Agreement as Exhibit C-1 (“ETA I”) between Shanghai De Hui Jing He Equity Investment Fund I Center, L.P. (上海德晖景和一期股权投资基金中心(有限合伙)) (“Divine”) and Shanghai Xizhi Enterprise Management Co., Ltd. (上海熙智企业管理有限公司) (“Xizhi”), pursuant to which, Divine shall transfer 19% of the equity interest in Shanghai Rui Si Science and Technology Information Consulting Co., Ltd (上海锐思科技信息咨询有限公司) (“Shanghai Rui Si”) held by it to Xizhi;

(ii)                                    an equity transfer agreement (股权转让协议) in the form attached to this Agreement as Exhibit C-2 (“ETA II”, together with ETA I, the “ETAs” the transactions contemplated under the ETAs, collectively, the “Equity Transfer”) between ZHENG Lina (郑丽娜) and Xizhi, pursuant to which, ZHENG Lina shall transfer 19% of the equity interest in Shanghai Rui Si held by her to Xizhi;

(iii)                                 a termination and supplemental agreement in the form attached to this Agreement as Exhibit D (终止及补充协议，the “Termination Agreement”) among ZHANG Xi, ZHENG Lina, Divine, the PRC Company and other relevant parties thereto;

(iv)                                a supplemental agreement to the restructuring agreement (重组协议契据) entered into on April 21, 2017 in the form attached to this Agreement as Exhibit B (重组协议补充协议，the “Supplemental Agreement”) among the Parties and the relevant parties thereto; and

(v)                                   a series of controlling documents in the form attached to this Agreement as Exhibit E, namely, a loan agreement (借款协议), an exclusive option agreement (独家购买权协议), a voting rights proxy agreement (股东表决权委托协议), an equity interest pledge agreement (股权质押协议), and an exclusive technology and consulting service agreement (独家技术与咨询服务协议) (collectively, the “Controlling Documents”) among ZHANG Xi, Xizhi, Shanghai Rui Si and the WFOE.

6.6                               Simultaneous Closing. The purchase by the Ordinary Shareholder of the Ordinary Subscription Shares and the purchase by each Series A Investor of its Series A Subscription Shares shall occur simultaneously pursuant to this Agreement.

7.                  POST-CLOSING COVENANTS

The Ordinary Shareholder and each Series A Investor shall cause the registration with relevant Governmental Authorities of the equity pledge under the Controlling Documents to be completed within one month after the Closing, in a manner satisfactory to the Company.

8.                  MISCELLANEOUS.

8.1                               Successors and Assigns.   Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2                               Entire Agreement.   This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among all of the Parties with respect to the subject matter hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

8.3                               Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to any other Party at the address set forth in Exhibit F, at the time of delivery; (b) when sent by courier to any other Party at the address set forth in Exhibit F with next-business-day delivery guaranteed, three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the relevant Party, provided that the sending Party receives a confirmation of delivery from the delivery service provider; (c) when sent by fax to any other Party at the number set forth in Exhibit F attached hereto, on the business day immediately after the date of transmission, provided that the transmitting device generates a report of successful transmission; (d) when sent by electronic mail to any other Party at the address set forth in Exhibit F, on the business day immediately after the date of transmission, provided that receipt shall not occur if the sending Party an automated message that the electronic mail has not been delivered to the intended recipient; (e) when sent to any other Party by mail at the address set forth in Exhibit F, seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the relevant Party.  A Party may change or supplement the mailing addresses, fax number, electronic mail address given in Exhibit F, or designate additional mailing addresses, fax number or electronic mail address for purposes of this Section 8.3 by giving, the other Parties written notice of the new mailing address, fax number or electronic mail address in the manner set forth above. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

8.4                               Amendments and Waivers.   Any term of this Agreement may be amended, only with the written consent of each of the Parties. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties and their respective permitted transferees, assignees and successors in interest. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

8.5                               Delays or Omissions; No Waiver.   No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.   Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.6                               Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.7                               Severability.   If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuates the Parties’ intent in entering into this Agreement.

8.8                               Confidentiality and Non-Disclosure.

(a)                      Confidential Information.  The terms and conditions of the Transaction Documents and all exhibits, restatements and amendments hereto and thereto, including their existence and any proprietary information (including financial statements) of the Group Companies (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except as permitted in accordance with the provisions set forth below. The obligations under this Section 8.8 shall survive the termination of this Agreement.

(b)                      Permitted Disclosure.  Notwithstanding the foregoing, (i) the Company may disclose the existence or content of any of the Confidential Information to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, hedge counterparties, agents, trustees, arrangers, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise; (ii) each of the Ordinary Shareholder and the Series A Investor may disclose the existence or content of any of the Confidential Information to its  current or bona fide prospective transferees, Affiliates and its and their respective employees, officers, directors, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information and in each case only where such Persons are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise; and (iii) any Party may disclose the Confidential Information to any Person to which disclosure is approved in writing by the Party providing the Confidential Information. Any Party may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.8(c) below.

(c)                       Legally Compelled Disclosure.  If any Party is requested or becomes legally compelled (including, pursuant to any applicable tax, securities, or other Laws of any jurisdiction or by subpoena or any requirement by governmental, judicial or regulatory body or any stock exchange), civil investigative demand (or similar process) in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents) or any other Governmental Order to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 8.8, such Party shall, to the extent legally permissible and without compromising any privileges, promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)                      Other Exceptions.  The confidentiality obligations of the Parties set out in this Section 8.8 shall not apply to (i) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (x) a breach by that Party of this Section 8.8 or (y) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant Party; (ii) information which was independently developed by the relevant Party without using or making reference to any Confidential Information, (iii) information disclosed by any director or the Board of Directors or observer of the Company to its appointer or any of its Affiliates or to any Person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 8.8.

8.9                               Further Assurances.  Each Party shall from time to time and at all times hereafter use its reasonable best efforts to make, do, execute, or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.10                        Governing Law.  This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

8.11                        Dispute Resolution. Each of the Parties irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration.  There shall be three arbitrators, selected in accordance with the Arbitration Rules. The arbitration shall be conducted in Chinese.  The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.  The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The Parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions and specific performance.

8.12                        Third Party Rights.  The Parties do not intend that any term of this Agreement, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong), by any person who is not a party to this Agreement.

8.13                        Taxes; Expenses.  Except as otherwise provided in this Agreement, each Party shall be responsible for paying any and all Taxes assessed against itself, arising from, or in connection with, the transactions contemplated by this Agreement and other Transaction Documents pursuant to the applicable Laws. Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

8.14                        Termination of this Agreement.  This Agreement may be terminated by the written mutual consent of the Parties prior to the Closing. Upon termination of this Agreement under this Section 8.14, this Agreement shall forthwith become wholly void and of no effect with respect to the applicable Parties and the applicable Parties shall be released from all future obligations hereunder, except as otherwise expressly provided herein; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

8.15                        Specific Performance etc.  The Parties unconditionally and irrevocably acknowledge, agree and declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations under this Agreement or other Transaction Documents.  Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof or thereof (including seeking protective orders, injunctive relief, specific performance and other remedies available at law or in equity), any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Parties have an adequate remedy at law.

8.16                        No Presumption.  The Parties acknowledge that any applicable Laws that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it have no application and are expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

8.17                        Adjustments for Share Splits, etc.  Wherever in this Agreement there is a reference to a specific number of Series A Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

8.18                        Rights Cumulative.  Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

ONESMART EDUCATION GROUP LIMITED

By:	/s/ Zhang Xi
Name:	Zhang Xi
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Happy Edu Inc.

By:	/s/ Zhang Xi
Name:	Zhang Xi
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Juniperbridge Capital Limited

By:	/s/ Zheng Lina
Name:	Zheng Lina
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Jiia Hong Limited

By:	/s/ Geng Xiaofei
Name:	Geng Xiaofei
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Vicentsight Limited

By:	/s/ Wang Dongdong
Name:	Wang Dongdong
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

XINHUA GROUP INVESTMENT LIMITED

By:	/s/ Wu Junbao
Name:	Wu Junbao
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Li Yeah Limited

By:	/s/ Li Ye
Name:	Li Ye
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Brilight Limited

By:	/s/ Bian Jin
Name:	Bian Jin
Title:	Director

SCHEDULE I

Part A List of Ordinary Shareholder

Ordinary Shareholders	Number of Ordinary Subscription Shares	Ordinary Subscription Price
Happy Edu Inc.	547,684,500	US$	547.69
TOTAL	547,684,500	US$	547.69

SCHEDULE I

Part B List of Series A Investors

Series A Investor	Number of Series A Subscription Shares	Series A Subscription Price
Juniperbridge Capital Limited	182,561,500	US$	182.57
Jiia Hong Limited	81,792,590	US$	81.80
Vicentsight Limited	26,287,474	US$	26.29
XINHUA GROUP INVESTMENT LIMITED	26,287,474	US$	26.29
Li Yeah Limited	5,840,831	US$	5.85
Brilight Limited	42,353,131	US$	42.36
TOTAL	365,123,000	US$	365.16

SCHEDULE II

CAPITALIZATION TABLE IMMEDIATELY BEFORE THE CLOSING

Shareholders	Class of Shares	Number of Shares	Approx. Percentages (fully diluted and as converted basis)
Happy Edu Inc.	Class B Ordinary Shares	1,891,800,066	36.0962%
ESOP	Class A Ordinary Shares	288,599,939	5.5066%
Subtotal	Ordinary Shares	2,180,400,005	41.6028%

Juniperbridge Capital Limited	Series A Preferred Shares	386,627,266	7.3770%
Jiia Hong Limited	Series A Preferred Shares	200,101,339	3.8180%
Vicentsight Limited	Series A Preferred Shares	64,310,946	1.2271%
XINHUA GROUP INVESTMENT LIMITED	Series A Preferred Shares	64,310,946	1.2271%
Li Yeah Limited	Series A Preferred Shares	14,289,291	0.2726%
Brilight Limited	Series A Preferred Shares	103,614,744	1.9770%
Teakbridge Capital Limited	Series A Preferred Shares	34,193,735	0.6524%
CW One Smart Limited	Series A Preferred Shares	316,858,851	6.0458%
Subtotal	Series A Preferred Shares	1,184,307,118	22.5970%

Stonebridge 2017 (Singapore) Pte. Ltd.	Series A-1 Preferred Shares	69,000,000	1.3165%
Goldman Sachs Asia Strategic Pte. Ltd.	Series A-1 Preferred Shares	603,750,000	11.5198%
FPCI Sino-French (Mid Cap) Fund	Series A-1 Preferred Shares	241,500,000	4.6079%
Origin Investment Holdings Limited	Series A-1 Preferred Shares	926,285,677	17.6738%
CW One Smart Limited	Series A-1 Preferred Shares	34,496,500	0.6582%
Supar Inc.	Series A-1 Preferred Shares	1,260,700	0.0240%
Subtotal	Series A-1 Preferred Shares	1,876,292,877	35.8002%
Total		5,241,000,000	100.00%

SCHEDULE III

CAPITALIZATION TABLE IMMEDIATELY AFTER THE CLOSING

Shareholders	Class of Shares	Number of Shares	Approx. Percentages (fully diluted and as converted basis)
Happy Edu Inc.	Class B Ordinary Shares	2,439,484,566	39.3348%
ESOP	Class A Ordinary Shares	336,642,439	5.4281%
Subtotal	Ordinary Shares	2,776,127,005	44.7629%

Juniperbridge Capital Limited	Series A Preferred Shares	569,188,766	9.1777%
Jiia Hong Limited	Series A Preferred Shares	281,893,929	4.5453%
Vicentsight Limited	Series A Preferred Shares	90,598,420	1.4608%
XINHUA GROUP INVESTMENT LIMITED	Series A Preferred Shares	90,598,420	1.4608%
Li Yeah Limited	Series A Preferred Shares	20,130,122	0.3246%
Brilight Limited	Series A Preferred Shares	145,967,875	2.3536%
Teakbridge Capital Limited	Series A Preferred Shares	34,193,735	0.5514%
CW One Smart Limited	Series A Preferred Shares	316,858,851	5.1091%
Subtotal	Series A Preferred Shares	1,549,430,118	24.9833%

Stonebridge 2017 (Singapore) Pte. Ltd.	Series A-1 Preferred Shares	69,000,000	1.1126%
Goldman Sachs Asia Strategic Pte. Ltd.	Series A-1 Preferred Shares	603,750,000	9.7350%
FPCI Sino-French (Mid Cap) Fund	Series A-1 Preferred Shares	241,500,000	3.8940%
Origin Investment Holdings Limited	Series A-1 Preferred Shares	926,285,677	14.9357%
CW One Smart Limited	Series A-1 Preferred Shares	34,496,500	0.5562%
Supar Inc.	Series A-1 Preferred Shares	1,260,700	0.0203%
Subtotal	Series A-1 Preferred Shares	1,876,292,877	30.2538%
Total		6,201,850,000	100.00%

EXHIBIT A

Third Amended and Restated Memorandum of Association and Articles of Association of the Company

EXHIBIT B

Supplemental Agreement

EXHIBIT C-1

ETA I

EXHIBIT C-2

ETA II

EXHIBIT D

Termination Agreement

EXHIBIT E

Controlling Documents

EXHIBIT F

Notices

If to the Company:

Attention: Zhang Xi

Address:

If to the Ordinary Shareholder:

Happy Edu Inc.

Attention: Zhang Xi

Address:

If to the Series A Investors:

Juniperbridge Capital Limited

Attention: Zheng Lina

Address:

Jiia Hong Limited

Attention: Geng Xiaofei

Address:

Vicentsight Limited

Attention: Wang Dongdong

Address:

XINHUA GROUP INVESTMENT LIMITED

Attention: Wu Junbao

Address:

Li Yeah Limited

Attention: Li Ye

Address:

Brilight Limited

Attention: Bian Danyang

Address: